UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SENTIO HEALTHCARE PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sentio Healthcare Properties, Inc.

189 South Orange Ave., Suite 1700

Orlando FL 32801

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held May 9, 2012

Dear Stockholder:

We cordially invite you to attend the 2012 annual meeting of stockholders of Sentio Healthcare Properties, Inc., to be held on Wednesday, May 9, 2012, at 10:00 a.m. local time at our corporate offices located at 189 South Orange Ave., Suite 1700, Orlando FL 32801. Directions to the annual meeting can be obtained by calling (407) 999-7679 or visiting www.sentiohealthcareproperties.com.

We are holding this meeting to:

1.	Elect seven directors to hold office for one-year terms expiring in 2013.

The Board of Directors recommends a vote FOR each nominee

2.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has selected February 22, 2012 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2011 annual report to stockholders are being mailed to you on or about March 27, 2012.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012:

Our proxy statement, form of proxy card and 2011 annual report to stockholders are also available at https://www.proxy-direct.com/Shp23392

Thank you for your support of Sentio Healthcare Properties.

Sincerely,

March 21, 2012	John Mark Ramsey
Orlando, Florida	President and Chief Executive Officer

SENTIO HEALTHCARE PROPERTIES, INC.

189 South Orange Ave., Suite 1700

Orlando FL 32801

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2012

We are providing these proxy materials in connection with the solicitation by the board of directors of Sentio Healthcare Properties, Inc. (“Sentio Healthcare Properties,” “we,” or “us”), a Maryland corporation, of proxies for use at the 2012 annual meeting of stockholders to be held on May 9, 2012, at 10:00 a.m. local time at our executive offices, 189 South Orange Ave., Suite 1700, Orlando FL 32801, and at any adjournment or postponement thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

This proxy statement, form of proxy and voting instructions are first being mailed or given to stockholders on or about March 27, 2012.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on February 22, 2012 (the “Record Date”) are entitled to receive notice of and to vote their shares at the annual meeting. As of the Record Date, there were 12,883,604  shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD:

For those stockholders with internet access, we encourage you to vote via the internet, since it is quick, convenient and provides a cost savings to the company. When you vote via the internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card. Internet voting is permitted under Maryland law by Section 2-507(c)(3) of the Maryland General Corporation Law. Alternatively, you may simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

All proxies that have been properly authorized and not revoked will be voted at the annual meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the election of each of the seven nominees named herein and, if any other business properly comes before the stockholders for a vote at the annual meeting, your shares will be voted in the discretion of the holders of the proxy.

Your vote is important. You can save the expense of a second mailing by voting promptly.

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Required Vote

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. If a share is represented for any purpose at the annual meeting, it is deemed to be present for quorum purposes and for all other purposes as well. A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval. Withheld votes and abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Withheld votes in the election of directors and abstentions in all other items submitted for stockholder approval will not be counted as votes cast.

Election of Directors. A majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his election than against his election in order to be elected to the board. Because of this majority vote requirement, withhold votes will have the effect of a vote against each nominee for director. As described in more detail below, broker non-votes will also have the effect of a vote against each nominee for director.

Other Matters. Our board of directors does not presently intend to bring any business before the annual meeting other than the proposals that are identified in the Notice of Annual Meeting of Stockholders, and discussed in this proxy statement. If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matters to be raised at the annual meeting.

Broker Non-Votes

A broker that holds shares in “street name” generally has the authority to exercise its discretion and vote on routine items when it has not received instructions from the beneficial owner. A broker that holds shares in “street name” does not have the authority to vote on non-routine items when it has not received instructions from the beneficial owner. Votes for the election of directors are considered non-routine matters, therefore, absent your instructions, a broker that holds your shares in “street name” will not be permitted to vote your shares in the election of any nominee for director. If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes. If a broker returns a properly executed proxy, but crosses out non-routine matters for which you have not given instructions (a so-called “broker non-vote”), the proxy will have the same effect as a vote AGAINST the election of each of the seven nominees named herein and the proposals to amend our charter.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by:

•	providing written notice of such revocation to our corporate secretary;

•	signing and submitting a new proxy card with a later date;

•	authorizing a new proxy by telephone or Internet (only your latest proxy is counted); or

•	voting your shares in person at the annual meeting.

Proxy Solicitation

The solicitation of proxies for the annual meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the annual meeting, we may also solicit proxies by telephone or in person. We have engaged Computershare Fund Services to assist with the solicitation of proxies in conjunction with the annual meeting. We anticipate that the aggregate fees for these services will be between $19,000 and $20,300. However, the exact cost will depend on the amount and types of services rendered. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services. The costs of the proxy solicitation will be borne by us.

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PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of seven members, six of whom (William Bloomer, Romeo Cefalo, Barry Chase, Steven Pearson, Ronald Shuck and James Skorheim) have been determined by the board of directors to be “independent” as that term is defined under our charter, the NASDAQ rules and the rules of the SEC. The board of directors has proposed the following nominees for election as directors, each to serve for a one year term ending at the 2013 annual meeting of stockholders: William Bloomer, Romeo Cefalo, Barry Chase, Steven Pearson, John Mark Ramsey, Ronald Shuck and James Skorheim. Each nominee currently serves as a director and, if reelected, will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board of directors chooses to reduce the number of directors serving on the board of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES TO BE ELECTED AS DIRECTORS

The principal occupation and certain other information about the nominees are set forth below.

William A. Bloomer, age 79, is one of our independent directors and the Chairman of our board of directors. Brigadier General Bloomer (U.S. Marine Corps, Retired) has been the Chairman of the Board of Ironhawk Technologies, Inc. (formerly Integrated Data Corporation) since 2003. Ironhawk is a software development company providing the United States military with highly specialized, customizable software solutions. General Bloomer was Chairman of the Board of Trustees for the Emporia State University Foundation from 2007 to 2009 and prior to that, was the Chairman of the Finance Committee for the University’s Foundation. From 1986 to 1990 General Bloomer was a director of the RNC Mutual Fund Group, a group of publicly-held mutual fund companies. From 1986 to 1992 General Bloomer was a director of the RNC Liquid Assets Fund, a publicly-held mutual fund, serving as the Chairman of its board of directors from 1990 to 1992. General Bloomer has held numerous civic leadership positions with the City of Irvine, California, serving as public safety commissioner from 1986 to 1989, finance commissioner from 1989 to 1990 and as a city council member from 1990 to 1993. A highly decorated veteran, General Bloomer retired from 31 years of active military duty, where he was last the commanding general of the Marine Corps Air Station, El Toro and the commander of Marine Corps Air Bases, Western Area. General Bloomer received a Bachelor of Science in Education, with teaching fields in Mathematics and Physics from Emporia State University in Emporia, Kansas. He earned his Master of Science in Management from Rensselaer Polytechnic Institute at Troy, NY.

For the following reasons, the board concluded that General Bloomer should serve as a director. The vast leadership, management and strategic planning experience that General Bloomer has developed through 31 years of active duty service in the U.S. Marine Corps and in subsequent civic capacities are a valuable asset to the board of directors. In addition, General Bloomer’s strong financial oversight background in the mutual fund industry has provided him with the requisite corporate finance and accounting skills to serve as a member of our audit committee.

Romeo R. Cefalo, age 62, is one of our independent directors. From 2004 to 2006, Mr. Cefalo was Executive Vice President of Real Estate, Construction and New Store Development for Albertsons Inc. He was responsible for managing Albertson’s real estate operation and $1.5 billion annual capital budget. From 2001 to 2004, Mr. Cefalo was Executive Vice President of Operations for Albertsons. His responsibilities included managing growth planning and capital budgets. Mr. Cefalo received his Master of Business Administration from New Hampshire College in 1984.

For the following reasons, the board concluded that Mr. Cefalo should serve as a director. In addition to his management experience, Mr. Cefalo’s specific knowledge of commercial real estate and related investment and financing activities position him very well to provide the board of directors with valuable industry-specific insight and experience.

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Barry A. Chase, age 56, is one of our independent directors. He has been actively involved in the real estate industry since 1980. Mr. Chase is the Co-Founder and Managing Principal of AVP advisors, a real estate investment management firm for institutional investors. From 2004 to present, Mr. Chase has worked for AVP advisors. From 2002 to 2003, Mr. Chase was a Principal of Platinum Capital advisors, and from 1998 to 2002, he was the Executive Vice President and the President of Koll Development Company’s Western Division, where he developed more than nine million square feet of office, industrial, retail and mixed-use projects.

Prior to joining the Koll Development Company, Mr. Chase held executive level positions with several nationally recognized real estate companies. He served as the President of Cushman Investment and Development Company, and the Executive Vice President, General Counsel and member of the Board of Directors of Cushman Realty Corporation and as the Executive Vice President — Acquisitions of CT Realty Corporation. Mr. Chase began his real estate career with Sunrise Investment, Inc. As Executive Vice President and General Counsel of Sunrise, Mr. Chase was in charge of property acquisitions/dispositions and capital raising for the firm’s real estate private placements. Mr. Chase attended California State University, Northridge and received his J.D. Degree from the University of San Fernando. He is an inactive member of the California State Bar.

For the following reasons, the board concluded that Mr. Chase should serve as a director. Mr. Chase brings to the board of directors demonstrated management ability at senior levels as well as extensive relevant experience in the commercial real estate industry. Mr. Chase’s legal background provides our board with leadership and consensus-building skills on a variety of matters, including corporate governance.

Steven M. Pearson, age 64, is one of our independent directors. He is the Executive Vice President, Chief Strategy Officer and a director for DAUM Commercial Real Estate. Mr. Pearson has been with DAUM since June 1997 and serves as a key executive responsible for the planning and execution of the company’s growth initiatives. Prior to his affiliation with DAUM, from July 1991 through May 1997, Mr. Pearson served as Senior Vice President of Coldwell Banker Commercial Affiliates, where he oversaw the design, development, and delivery of all commercial resources for Coldwell Banker.

Mr. Pearson’s background includes 15 years with CB Commercial in Denver, San Francisco and Newport Beach. During his tenure in Denver he was active in the local chapter of the National Association of Industrial and Office Parks (NAIOP) and served as a market expert for several Urban Land Institute (ULI) functions. In San Francisco, Mr. Pearson was a vice president for Coldwell Banker Investment Banking Services. In this capacity, he focused on the analysis of recapitalization or disposition of larger real estate assets or asset portfolios of institutional owners - primarily industrial and office portfolios in Denver and Southern California. In Newport Beach, Mr. Pearson worked as an investment specialist focusing primarily on the analysis and sale of mid-sized institutional property for insurance companies, Savings and Loans, and the RTC. Mr. Pearson earned his Bachelor of Arts in Psychology from Stanford University and earned his MBA in Marketing and Finance from the University of Colorado.

For the following reasons, the board concluded that Mr. Pearson should serve as a director. Mr. Pearson brings to the board over 34 years of diverse experience in commercial real estate, including experience in the areas of investment banking, brokerage, management and financing. His extensive understanding of these aspects of industry provide the board with an invaluable resource for assessing and managing risks and planning corporate strategy In addition Mr. Pearson, provides an important perspective for the board’s discussions regarding our capital and liquidity needs.

John Mark Ramsey, age 41 is our Chief Executive Officer, President and a member of our Board of Directors, positions which he has held since December 16, 2011.  Mr. Ramsey is also Chief Executive Officer and majority owner of Sentio Investments, LLC.  Since May 2007 Mr. Ramsey has also been an owner of, and has served as the Chief Executive Officer of SHI, our current sub-advisor.  Effective immediately, Mr. Ramsey has resigned as an officer and Chief Executive Officer of SHI and surrendered his ownership interest in that entity. Mr. Ramsey will remain as an employee of SHI through December 31, 2011, at which time he will resign from that position. Through the Sub-Advisory Agreement, SHI has provided advisory services on our behalf since May of 2008.  On July 29, 2011, we succeeded to the interests of CLFA and CLRA in the Sub-Advisory Agreement, and SHI began to provide advisory services to us directly.  During his tenure with SHI, Mr. Ramsey has overseen all investment activity for SHI while also developing and maintaining relationships with leaders in the healthcare industry. Mr. Ramsey will perform similar functions on behalf of Sentio Investments.

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Prior to his role with SHI,  Mr. Ramsey served for four years at CNL Retirement Properties, Inc. (“CNL”), now Health Care Property Investors, Inc., (NYSE: HCP), the nation’s largest real estate investment trust focusing exclusively on properties serving the healthcare industry. During his four years as an executive at CNL, Mr. Ramsey served as a senior vice president and executive committee member. In this capacity, Mr. Ramsey managed the Investment Group, and was responsible for implementing and executing the investment strategy in the senior housing and medical facilities’ sectors. During his tenure, the CNL closed on over 18,000,000 square feet and $3.1 billion positioning it as the third largest healthcare REIT in the United States, which proved to be a key factor in CNL’s successful merger with HCP.

Before joining CNL in 2003, Mr. Ramsey was co-founder and Senior Vice President of Development and Acquisitions for Superior Residences, Inc. a regional developer, owner/operator of Senior Housing projects with responsibilities for all company development and acquisition activities. He also has extensive investment advising experience, having been a Principal and Co-Founder of Weaver, Ramsey & Hershiser, a financial advisory firm specializing in financial management. Prior to that, he served as an Investment Advisor to A.G. Edwards, where he implemented a total financial planning approach with his clients. Mr. Ramsey is a Magna Cum Laude graduate of Florida State University, having earned dual degrees in finance and real estate.

For the following reasons, the board concluded that Mr. Ramsey should serve as a director. As the chief executive officer and president of the company, Mr. Ramsey is the only officer of the company to sit on the board of directors.  As such, Mr. Ramsey is well positioned to provide essential insight and guidance to the board of directors from an inside perspective of the day-to-day operations of the company. Furthermore, his experience and expertise in the healthcare real estate sector and with the acquisition, ownership and operation of senior living facilities and medical facilities are key assets to our board of directors.

Ronald Shuck, age 63, is one of our independent directors. Mr. Shuck has been a shareholder with Moore Stephens Lovelace, P.A, (MSL), an accounting firm, for the past 24 years. Mr. Shuck has been providing services to the senior housing and care industry for over 30 years. His comprehensive financial experience in the healthcare industry includes consulting with clients on corporate governance, strategic planning, market risk and compiling and examining financial forecasts and projections. Mr. Shuck has written articles pertaining to senior housing and care that have been published in the various publications including Wall Street Journal and Forbes Magazine. Mr. Shuck received his Bachelor of Science in Accounting from Kent State University and his Masters in Accounting from the University of Central Florida. Mr. Shuck also serves on the Board of Directors for the Florida Retirement Housing Council.

For the following reasons, the board concluded that Mr. Shuck should serve as a director. Mr. Shuck brings a key combinations of skills overlapping the healthcare and real estate industries. His background and expert knowledge in the areas of corporate governance, risk assessment and strategic planning are key assets to the board of directors. In addition, Mr. Shuck’s strong accounting credentials provide him with the skills and knowledge to serve effectively on our audit committee.

James M. Skorheim, age 60, is one of our independent directors. He is a CPA, an attorney at law, a Certified Valuation Analyst, a Certified Fraud Examiner and a Certified Forensic Accountant. Since 2005, he has served as a Principal of the firm Skorheim & Associates, an accountancy corporation specializing in financial analysis and valuation in relation to commercial damages and losses. From 2000 to 2005, Mr. Skorheim was a partner in the certified public accounting and business consulting firm of Moss Adams, LLP. Prior to that, he was a partner of Coleman & Grant and Deloitte & Touche LLP.

Mr. Skorheim has testified in over one hundred business litigation cases at both the federal and state levels on a variety of business and financial issues. He has also served as a mediator, arbitrator and accounting neutral in numerous matters. His professional background and experience includes the handling of accounting, tax, financial and estate planning, business consulting, business valuation, risk management and commercial insurance claims services for both small and Fortune 500 companies and their owners and executives. Mr. Skorheim serves as chairman of our audit committee.

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For the following reasons, the board concluded that Mr. Skorheim should serve as a director. Mr. Skorheim is an experienced forensic accountant and certified valuation analyst with the requisite skills necessary to lead our audit committee. His background in financial analysis and his substantial experience in commercial real estate investment and operations makes him a critical asset, both on our board of directors in general and as the chairman of our audit committee. Mr. Skorheim’s positions have provided him with a wealth of knowledge in dealing with a broad range of financial and accounting matters.

Board Leadership Structure

Until May 2011, our company was led by Mr. Terry Roussel, who had served as our president, chief executive officer, a director and chairman of our board of directors since our inception in 2006. Mr. Roussel resigned as president, chief executive officer and chairman of our board of directors in May 21, 2011. He remained a member of board of directors until July 29, 2011, when he resigned from that position as well. On August 2, the remaining members of our board of directors elected William A. Bloomer, one of our independent directors, to serve as chairman of our board of directors. Currently, our board of directors is comprised of six independent directors and one director, John Mark Ramsey, who is affiliated with our new advisor, Sentio Investments, LLC and who is also our chief executive officer. Our board composition and the corporate governance provisions set forth in our charter ensure strong oversight by independent directors. Each of the four standing committees of our board of directors is chaired by an independent director and our audit, compensation and independent directors committees are comprised entirely of independent directors. As chairman of the board of directors, Mr. Bloomer is responsible for chairing board meetings and meetings of shareholders, setting the agendas for board meetings and providing information to the other directors in advance of meetings and between meetings. As chief executive officer, Mr. Ramsey manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. The board of directors has not established a formal policy, one way or the other, on whether the role of the chairman and chief executive officer should be separated. However, the board of directors currently believes that maintaining a structure that separates the roles of the chairman and chief executive officer is the appropriate leadership structure for our company. We do not currently have a policy requiring the appointment of a lead independent director.

The Role of the Board of Directors in our Risk Oversight Process

Management is responsible for the day-to-day management of risks the company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. The entire board regularly reviews information regarding the company’s liquidity, credit, operations and regulatory compliance, as well as the risks associated with each. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The independent directors committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our sponsor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from officers responsible for oversight of particular risks within the company.

Director Independence

Our charter contains detailed criteria for determining the independence of our directors and requires a majority of the members of our board of directors to qualify as independent. The board of directors consults with our legal counsel to ensure that the board’s independence determinations are consistent with our charter and applicable securities and other laws and regulations. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Sentio Healthcare Properties, our senior management and our independent registered public accounting firm, the board of directors has determined that the majority of our board of directors is comprised of independent directors. Furthermore, although our shares are not listed on a national securities exchange, a majority of the members of our board of directors, and all of the members of our audit committee, independent directors committee and compensation committee are independent under the rules of the NASDAQ stock market.

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Nomination of Candidates for Director Positions

Nomination Process

We have determined that we are better served by generally having the full board of directors review director nominations. Therefore, we have no nominating committee; however, pursuant to our charter, our independent directors are responsible for nominating all replacements for vacancies resulting from the departure of independent directors. The full board of directors participates in the consideration of all other director nominees. Specifically, the board of directors identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board of directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the board of directors identifies the desired skills and experience of a new nominee, if the board of directors determines that it is appropriate to replace the retiring member. The board of directors believes that potential directors should possess sound judgment, understanding of the business issues affecting us, integrity and the highest personal and professional ethics. In searching for potential nominees, the board of directors (or the independent directors, if the nomination is for a vacant independent director position) seek directors who have extensive relevant business, management and civic experience appropriate for assisting the board of directors to discharge its responsibilities. In the case of both incumbent and new directors, the board of directors seeks persons who are able to devote significant time and effort to board and committee responsibilities. In addition, when selecting new nominees for director positions, the board of directors seeks to develop and maintain a board that, as a whole, is strong in its collective knowledge and has a diversity of skills, background and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, industry knowledge and corporate governance.

The board of directors will consider recommendations made by stockholders for director nominees who meet the criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2011, the board of directors met eight times and took action by unanimous written consent four times. During 2011, each of our directors attended at least 75% of the total number of meetings of the board of directors. In addition, each director attended at least 75% of the total number of meetings of any committee on which he served during 2011. We encourage our directors to attend our annual meetings of stockholders and all of them were present telephonically or in person at our 2011 annual meeting of stockholders. Our entire board of directors considers all major decisions concerning our business, including any property acquisitions. However, our board of directors has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting. The board of directors has established four permanent committees: the audit committee, the independent directors committee, the compensation committee and the investment committee.

Audit Committee

The audit committee selects the independent public accountants to audit our annual financial statements, reviews the plans and results of the audit engagement with the independent public accountants, approves the audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The current members of the audit committee are James Skorheim (Chairman), William Bloomer and Ronald Shuck. The board of directors has determined the James Skorhiem satisfies the SEC’s requirements for an “audit committee financial expert.” During the fiscal year ended December 31, 2011, the audit committee met four times. The audit committee has adopted a charter, which is included as Appendix A to this proxy statement.

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Independent Directors Committee

In order to reduce or eliminate certain potential conflicts of interest, a majority of our independent directors, that is, the directors who are not affiliated with our advisor, approves all transactions between us and our advisor or its affiliates. See “Certain Transactions with Related Persons” below for a discussion of the transactions considered and approved by our independent directors committee since the beginning of 2011. Our independent directors are authorized to retain their own legal and financial advisors at our expense and are empowered to act on any matter permitted under Maryland law provided that a majority of our independent directors first determine that the matter at issue is such that the exercise of independent judgment by our advisor could reasonably be compromised. Any conflict-of-interest matters that cannot be delegated to a committee under Maryland law must be acted upon by both the board of directors and a majority of our independent directors. During the fiscal year ended December 31, 2011, the independent directors committee met 34 times. The current members of the independent directors committee are William Bloomer (Chairman), Romeo Cefalo, Barry Chase, Steven Pearson, Ronald Shuck and James Skorhiem.

Compensation Committee

Our compensation committee discharges the board’s responsibilities relating to compensation of our executives. The compensation committee administers the granting of stock options to our advisor, selected employees of our advisor and its directors, officers and affiliates based upon recommendations from our advisor and sets the terms and conditions of such options in accordance with our Employee and Director Incentive Stock Plan, which we describe further below. Our compensation committee also has authority to amend the Employee and Director Long-Term Incentive Plan or create other incentive compensation and equity-based plans. The current members of the compensation committee are Romeo Cefalo (Chairman), William Bloomer and James Skorheim. Because (i) we currently have no employees, (ii) our executives officers do not receive compensation directly from us, and (iii) grants under the Employee and Director Long-Term Incentive Plan are currently suspended, the compensation committee did not meet during the fiscal year ended December 31, 2011. The compensation committee has adopted a charter, which was included as Appendix B to this proxy statement.

Investment Committee

Our investment committee’s basic responsibility is to review the real estate investments proposed to be made by us, including investments in real estate through joint ventures, and to confirm that the real estate investments selected by our management are consistent with the investment limitations set forth in our charter and consistent with our acquisition policies, our primary investment focus, property selection criteria and conditions to closing. Our investment committee must consist of at least three directors, a majority of whom are “independent directors” as defined in our charter. During the fiscal year ended December 31, 2011, the investment committee met four times. The current members of the investment committee are Steven Pearson, Ronald Shuck (Co-Chairmen), William Bloomer, Romero Cefalo, Barry Chase, John Mark Ramsey, and James Skorheim.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact the board of directors by mail at: Chairperson of the Audit Committee of Sentio Healthcare Properties, Inc., 189 South Orange Ave., Suite 1700, Orlando FL 32801. The chairperson of the audit committee will receive all communications made by this means.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our board of directors and our executive officers. The Code of Business Conduct and Ethics can be accessed through our website: www.sentiohealthcareproperties.com. If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website.

Executive Officers

In addition to John Mark Ramsey, as of February 22, 2012, the following individual currently serves as our executive officer:

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Sharon C. Kaiser is our Chief Financial Officer, Treasurer and Secretary, positions she has held since October 2006, November, 2011 and July 2010, respectively.  Ms. Kaiser has overall responsibility for our finance and accounting. Ms. Kaiser served as our President from May 25, 2011 to December 16, 2011.  Effective January 1, 2012, Ms. Kaiser was appointed Chief Financial Officer of Sentio Investments, LLC.

From July 2005 to December 2011, Ms Kaiser served as the Chief Financial Officer for a number of Cornerstone affiliated entities, including three publicly registered, non-traded real estate funds. Prior to joining the Cornerstone, Ms. Kaiser was Director of Financial Operations for Westfield America, Inc., an owner, manager and developer of regional shopping centers and the American subsidiary of a large retail REIT listed on the Australian stock exchange.  From 1999 to 2002, Ms. Kaiser served as Chief Financial Officer of The StayWell Company, a subsidiary of Vivendi Universal, and from 1995 to 1999; she served as Chief Financial Officer and Senior Vice President of HemaCare Corporation, a publicly traded biomedical company. Her responsibilities included financial accounting and reporting, information technology, investor relations and human resources, as well as strategic planning and acquisition due diligence and integration. Before joining HemaCare Corporation, Ms. Kaiser served as the Chief Financial Officer of a publicly-traded (AMEX) REIT sponsored by The Koll Company. She started her career with Arthur Andersen and Co., leaving as a senior manager. Ms. Kaiser holds a Bachelor of Science degree in Business Administration from the University of Southern California and has been a Certified Public Accountant since 1981.

Executive Compensation

Our executive officers do not receive compensation directly from us for services rendered to us. During 2011, Terry Roussel and Sharon Kaiser served as our executive officers and were also officers of Cornerstone Leveraged Realty Advisors, LLC, our former advisor, and its affiliates and were compensated by these entities, in part, for their services to us. Under the terms of the advisory agreement in effect during the 2011 fiscal year, our former advisor was responsible for providing our day-to-day management, subject to the authority of our board of directors. A description of the fees that we paid to our former advisor and its affiliates is found under “Certain Transactions With Related Persons” below. Pursuant to the 2011 advisory agreement, we reimbursed our advisor for expenses incurred on our behalf, which expenses included salary reimbursements for the portion of Mr. Roussel’s and Ms. Kaiser’s salaries allocated to us for their services to us related to our operations.

The following table shows the summary compensation reimbursements we made to our former advisor or its affiliates for the compensation of Mr. Roussel and Ms. Kaiser allocated to us for the past three years.

Name and Principal Position	Year	Salary	Bonus	Total

Terry G. Roussel President and Chief Executive Officer (through May 22, 2011)	2011	$$173,000	$—	$173,000
	2010	283,000	—	283,000
	2009	167,000	—	167,000

Sharon C. Kaiser Chief Financial Officer, Treasurer, Secretary President (May 25 – December 16, 2011)	2011	224,000	—	224,000
	2010	190,000	—	190,000
	2009	97,000	—	97,000

John Mark Ramsey, who was appointed as our Chief Executive Officer and President on December 16, 2011, was not an affiliate of our former advisor and did not receive compensation reimbursements during 2011.

Director Compensation

If a director is also one of our executive officers, we do not pay any compensation for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon information provided by our Advisor. Our former chief executive officer, Mr. Roussel, managed and controlled our former advisor, and through our former advisor he was involved in advising on the compensation to be paid to our independent directors.

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We have provided below certain information regarding compensation paid to our directors during fiscal year 2011.

Name	Fees Earned or Paid in Cash
William Bloomer	$66,750
Romeo Cefalo	52,000
Barry Chase	53,000
Steven Pearson	52,250
John Mark Ramsey (1)(2)	—
Terry Roussel (1)(3)	—
Ronald Shuck	59,000
William Sinton (4)	5,500
James Skorheim	58,000

________________

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(2)	Appointed to the board of directors effective December 16, 2011.
(3)	Resigned from the board of directors effective July 29, 2011.
(4)	Completed term as a member of the board of directors on May 12, 2011.

We pay each of our independent directors for attending board and committee meetings as follows:

•	$3,000 per regular board meeting attended in person or by teleconference. We expect to hold four regular board meetings per year.
•	$750 per special board meeting attended in person or by teleconference. The special board meeting fee will apply to any board meeting called by our officers that is not a regular board meeting.
•	$1,000 per committee meeting attended.
•	An additional committee chair fee of $500 per meeting for the chair of the audit committee.
•	An additional committee chair fee of $250 per meeting for the respective chairs of the compensation, investment and independent directors committees.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees.

Equity-Based Compensation

We have adopted an Employee and Director Long-Term Incentive Plan to (i) provide incentives to individuals chosen to receive share-based awards because of their ability to improve operations and increase our profits; (ii) encourage selected persons to accept or continue employment with us or our Advisor or one of our other affiliates; and (iii) increase the interest of our independent directors in our welfare through their participation in the growth in the value of our common stock. The total number of shares of common stock we have reserved for issuance under the Employee and Director Long-Term Incentive Plan is equal to 10% of our outstanding shares at any time. No awards have been granted under the plan. In connection with the registration of our public offering, which is currently suspended, we have undertaken not to issue options to our independent directors, either pursuant to the Employee and Director Long-Term Incentive Plan or any successor plan, unless we also make options available to the public on the same terms. We have no timetable for the grant of any awards under the Employee and Director Long-Term Incentive Plan. Our Employee and Director Long-Term Incentive Plan was approved prior to the commencement of our ongoing public offering by our board of directors and initial stockholder.

Compensation Committee Report

The compensation committee of the board of directors, which is responsible for discharging the board’s responsibilities relating to the compensation of our directors and would be expected to act upon matters of executive compensation as necessary has reviewed and discussed the executive compensation disclosure required by Item 402(b) of Regulation S-K with management and, in reliance on these reviews and discussions, the compensation committee recommended to the board of directors, and the board approved, the inclusion of the executive compensation disclosure in this Proxy Statement.

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March 15, 2012	The Compensation Committee of the Board of Directors
Romeo Cefalo (Chairman), William Bloomer and James Skorheim

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is a current or former officer or employee of our company.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of February 22, 2012, regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, each of our named executive officers, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 12,883,604 shares of common stock outstanding as of February 22, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
John Mark Ramsey	—	*
Sharon Kaiser	—	—
Alfred J. Pizzurro	—	—
William Bloomer	2,901	*
Romeo Cefalo	—	—
Barry Chase	—	—
Steven Pearson	—	—
Ronald Shuck	—	—
James Skorheim	—	—
All current directors and executive officers as a group (10 persons)	2,901	*

______________

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following February 22, 2012. Subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. None of the securities listed are pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer and individual beneficially owning more than 10% of a registered security of us to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of us with the SEC. Based solely upon our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2011.

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

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In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results. The Audit Committee has discussed significant accounting policies applied by us in our financial statements, as well as alternative treatments. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from us and our management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accountant’s communications with the audit committee concerning independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from us and our management.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Audit Committee has selected our independent registered public accounting firm. The following directors, who constitute the Audit Committee, provide the foregoing report.

March 15, 2012	The Audit Committee of the Board of Directors
James Skorheim (Chairman), William Bloomer and Ronald Shuck

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm

Deloitte and Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) have served as our independent registered public accounting firm since October 16, 2006 (date of inception) and have audited our financial statements for the years ended December 31, 2011, 2010 and 2009. Our audit committee is currently evaluating independent auditor candidates to audit our financial statements for the year ended December 31, 2012.

One or more representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table lists the fees for services rendered by Deloitte & Touche for 2011 and 2010:

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Services	2011	2010
Audit Fees (1)	$522,000	$414,000
Audit-Related Fees (2)	$39,000	$113,000
Tax Fees (3)	$174,000	$49,000
Total	$735,000	$576,000

(1)	Audit fees billed in 2011 and 2010 consisted of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC.
(2)	Audit-related fees billed in 2011 and 2010 consisted of statutory and regulatory audits and financial accounting and reporting consultations.
(3)	Tax services billed in 2011 and 2010 consisted of tax compliance and tax planning and advice.

The audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC which are approved by the audit committee prior to the completion of the audit.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

The independent directors committee has reviewed the material transactions between our affiliates and us since the beginning of 2011 as well as any such currently proposed transactions. Based upon the independent directors committee’s review of these transactions and of the fees paid to affiliates of the company since the beginning of 2011, the independent directors committee believes that all of the transactions have been fair and reasonable to the company and on terms and conditions not less favorable to us than those available from unaffiliated third parties. Set forth below is a description of such transactions and our policy regarding the review and approval of transactions involving affiliates.

Our Relationships with our Former Advisor and Dealer Manager during 2011

Terry Roussel, our former Chairman, Chief Executive Officer and President, is also the Chief Executive Officer and a Director of our former advisor, Cornerstone Leveraged Realty Advisors, LLC. Mr. Roussel is also the President, Chief Executive Officer, a Director and the majority shareholder of Cornerstone Ventures, Inc., the managing member of the sole member of our former advisor. In addition, Mr. Roussel is also the majority shareholder of Pacific Cornerstone Capital, Inc., which served as the dealer manager for our initial and follow-on public offerings.

During 2011, we paid fees to our former advisor for services provided to us pursuant to an advisory agreement and we paid fees and commissions to Pacific Cornerstone Capital, Inc. pursuant to a dealer manager agreement. On July 29, 2011, we entered into an Omnibus Agreement (the “Omnibus Agreement”) with our former advisor, Cornerstone Ventures, Inc., CIP Leveraged Fund Advisors, LLC, Servant Healthcare Investments, LLC (our former sub-advisor) and Terry Roussel, individually, which provided for a number of significant changes to our relationships with our former advisor and our former sub-advisor and their respective affiliates, including the amounts of fees and reimbursements payable to our former advisor. The fees that we paid to our former advisor and dealer manager during 2011 are summarized below.

Offering Stage Fees and Expenses:

•	Sales commissions (payable to our dealer manager) up to 7% of gross offering proceeds from our primary offering, some or all of which may be re-allowed to participating brokers.

•	Dealer manager fees (payable to our dealer manager) up to 3% of gross offering proceeds from our primary offering, some or all of which may be re-allowed to participating brokers.

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•	During the fiscal year ended December 31, 2011, we incurred approximately $1.4 million in sales commissions and dealer manager fees, a substantial portion of which was reallowed by the dealer manager to third party broker-dealers.

•	Reimbursements to our former advisor or its affiliates for organization and offering expenses (including bona fide due diligence expenses) of up to 3.5% of gross offering proceeds from our primary offering. However, upon the execution of the Omnibus Agreement, we forgave $0.8 million of organization and offering costs in excess of the 3.5% of gross offering proceeds advanced to our former advisor pursuant to the advisory agreement.

•	During the year ended December 31, 2011, the advisor and its affiliates incurred on our behalf organizational and offering costs totaling approximately $0.5 million.

Acquisition and Operating Stage Fees and Expenses:

•	The advisory agreement required us to pay property acquisition fees to our former advisor or its affiliates in an amount equal to 2% of the cost of investments for acquisition, including any debt attributable to such investments. A portion of the acquisition fee in an amount equal to 2% of gross offering proceeds was paid upon receipt of such gross offering proceeds in our public offerings, and the balance of the acquisition fee was paid at the time we acquired a property.

•	The advisory agreement required us to reimburse acquisition expenses to our former advisor and its affiliates for direct costs incurred and amounts paid to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired.

•	During the fiscal year ended December 31, 2011, our former advisor earned approximately $0.5 million of acquisition fees from us and incurred no acquisition expenses on our behalf.

•	Prior to the execution of the Omnibus Agreement, the advisory agreement required us to pay our former advisor a monthly asset management fees equal to one-twelfth of 1% of the book values of our assets invested, directly or indirectly, in real estate before non-cash reserves, plus direct and indirect costs and expenses incurred by our former advisor in providing asset management services, including personnel and related employment costs related to providing asset management services on our behalf and amounts paid by our former advisor to the sub-advisor, Servant Healthcare Investments, LLC for portfolio management services provided on our behalf. Upon the execution of the Omnibus Agreement, the asset management fee payable to our former advisor was reduced to a maximum annual rate of 0.5% of average invested assets and a separate asset management fee payable to the sub-advisor at a maximum annual rate of 0.25% of average invested assets was added.

•	During the year ended December 31, 2011, our former advisor earned $0.9 million in asset management fees and we reimbursed our former advisor for approximately $0.8 million of direct and indirect costs incurred by our former advisor in providing asset management services.

•	Reimbursement of operating expenses including our former advisor’s direct and indirect cost of providing administrative services. Under the advisory agreement, our former advisor was required to restrict its total operating expenses for the preceding four consecutive fiscal quarters, as determined at the end of each fiscal quarter, to the greater of 2% of our average invested assets or 25% of our net income for such period (the “2%/25% Guidelines”), unless the independent directors committee of our board of directors determined that a higher level of expenses (an “Excess Amount”) was justified, based on unusual and non-recurring factors. The total operating expenses include operating expenses incurred by both our former advisor and our former sub-advisor. The former advisor was required to estimate and submit all of its reasonable direct internal expenses on a semi-monthly basis for the prior approval of the independent directors committee and/or its financial advisor. The former advisor was required to submit any operating expenses which it deemed unusual and non-recurring to the independent directors committee, after review by the committee’s financial advisor, for the committee’s determination of whether such expenses were justified prior to any payment thereof.

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•	For the year ended December 31, 2011 our operating expenses totaled $5.9 million. This amount exceeded the 2%/25% Guidelines by $2.8 million. Our independent directors committee determined that $1.7 million of the Excess Amount was justified as unusual and non-recurring due to our former advisor’s exploration of strategic alternatives for the Company. The remaining Excess Amount was forgiven by us in connection with the execution of the Omnibus agreement on July 29, 2011.

Listing/ Liquidation Stage Fees and Expenses:

•	Prior to the execution of the Omnibus Agreement, the advisory agreement provided required us to pay property disposition fees to our former advisor or its affiliates, if our former advisor or its affiliates performed substantial services in connection with property sales, of up to 3% of the price of the properties sold. Upon the execution of the Omnibus Agreement, the disposition fee payable to our former advisor was reduced to 0.25% of the sales price of properties sold and a separate disposition fee to the sub advisor of 1% of the sales price of properties sold was added.

•	Prior to the execution of the Omnibus Agreement, our former advisor was entitled to receive a subordinated participation upon the sale of our properties, listing of our common stock or termination of the Advisor, as follows:

o	After stockholders received cumulative distributions equal their invested capital plus cumulative, non-compounded annual returns on net invested capital, our former advisor would have been entitled to be paid a subordinated participation in net sale proceeds ranging from a low of 5% of net sales proceeds, provided investors have earned annualized returns of 6%, to a high of 15% of net sales proceeds, if investors have earned annualized returns of 10% or more.

o	Upon termination of the advisory agreement, our former advisor would have been entitled to receive a subordinated performance fee due upon termination, payable in the form of a promissory note. This fee ranged from a low of 5% of the amount by which the sum of the appraised value of our assets minus our liabilities on the date the advisory agreement was terminated plus total dividends (other than stock dividends) paid prior to termination of the advisory agreement exceeded the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the appraised value of our assets minus our liabilities plus all prior dividends (other than stock dividends) exceeded the amount of invested capital plus annualized returns of 10% or more.

o	If we had listed our stock for trading, our former advisor would have been entitled to receive a subordinated incentive listing fee instead of a subordinated participation in net sales proceeds. This fee ranged from a low of 5% of the amount by which the market value of our common stock plus all prior dividends (other than stock dividends) exceeded the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the market value of our stock plus all prior dividends (other than stock dividends) exceeded the amount of invested capital plus annualized returns of 10% or more.

Pursuant to the Omnibus Agreement, no fees, other than the property disposition fee described above, including any incentive fees or subordinated participations in cash flows, are due to the former advisor upon the sale of our properties or the termination of the advisory agreement.

Our Relationships with our Former Sub-Advisor during 2011

John Mark Ramsey, our recently appointed Chief Executive Officer, President and member of our Board of Directors, was, during 2011, the Chief Executive Officer and an owner of Servant Healthcare Investments LLC (“SHI”), with served as our sub-advisor from 2008 through 2011. Mr. Ramsey resigned as an officer of SHI and surrendered all ownership interest in that entity on December 22, 2011 and ceased his employment relationship with SHI on December 31, 2011. Through July 29, 2011, SHI provided sub-advisory services to us indirectly through a relationship and a sub-advisory agreement originally entered into on May 19, 2008 with our former advisor, Cornerstone Ventures, Inc. and CIP Leveraged Fund Advisors, LLC (together, the “Cornerstone Entities”). In connection with the execution of the Omnibus Agreement described above, the Cornerstone Entities assigned to us all of their rights and obligations under the sub-advisory agreement with SHI. As a result, from July 29, 2011 through December 31, 2011 we contracted directly with SHI for sub-advisory services. The fees that we paid to SHI during 2011 following the execution of the Omnibus Agreement are summarized below.

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•	Upon the execution of the Omnibus Agreement, we became obligated to pay an asset management fee directly to SHI at a maximum annual rate of 0.25% of our average invested assets. Accordingly, we paid SHI an aggregate of $0.5 million of management fees for the year ended December 31, 2011.

•	Upon the execution of the Omnibus Agreement, we became obligated to pay a disposition fee directly to SHI at a rate of 1% of the sales price of properties we sell. SHI received six monthly advances of the disposition fee at a rate of 1/12th of 0.25% of our average invested assets. For the year ended December 31, 2011 these advances totaled $230,200. These advances will be credited against the final disposition fee payable to SHI upon the sale of any of our properties. We ordinarily pay the disposition fees for a property at the time the property is sold. No properties were sold in 2011, 2010, or 2009.

Our Relationship with our New Advisor

December 22, 2011 we executed an advisory agreement with a new advisor, Sentio Investments, LLC (f/k/a Springlake Healthcare Capital, LLC) (“Sentio Investments”) which took effect on January 1, 2012. John Mark Ramsey, our Chief Executive Officer, President and a member of our Board of Directors, is also the Chief Executive Officer and majority owner of Sentio Investments.

Pursuant to the terms of the new advisory agreement, Sentio Investments, as advisor, is responsible for managing, operating, directing and supervising the operation of our company and its assets. Generally, Sentio Investments will be responsible for providing us with (i) property acquisition, disposition and financing services, (ii) asset management and operational services, including real estate services and financial and administrative services, (iii) stockholder services, and (iv) in the event we conduct a public offering of our securities, offering-related services.  Sentio Investments is subject to the supervision and ultimate authority of our Board of Directors and has a fiduciary duty to our Company and its stockholders.

The fees and expense reimbursements that will be payable to Sentio Investments under the new advisory agreement are summarized below.

Offering Stage Fees and Expenses:

•	In the event that our Board of Directors determines that it is advisable and in our best interests to conduct an offering of our securities, Sentio Investments will be responsible for managing and supervising such offering activities and will be entitled to be reimbursed for organizational and offering costs paid by Sentio Investments on our behalf from the proceeds of such offering. Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with our offerings, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable offering expenses. However, Sentio Investments will be required to reimburse us to the extent that our organization and offering expenses are in excess of 15% of gross offering proceeds at the conclusion of such offering.

Acquisition and Operating Stage Fees and Expenses:

•	Acquisition fees in an amount equal to 1.0% of the sum of the amount actually paid or allocated to the purchase, development, construction or improvement of an investment, inclusive of the acquisition expenses associated with such investment, and the amount of any debt attributable to such investment. With respect to acquisitions made through a joint venture in which the company is a co-venturer, the acquisition fee payable to Sentio Investments shall equal 1.0% of the company’s portion of the amount actually paid or allocated to the purchase, development, construction or improvement of the investment, inclusive of the acquisition expenses associated with such investment, and the company’s prorata portion of any debt attributable to such investment. An acquisition fee shall be payable to Sentio Investments at the time we acquire the related investment. In addition, we are required to reimburse Sentio Investments for direct costs Sentio Investments incurs and amounts Sentio Investments pays to third parties in connection with the selection and acquisition of potential investments, whether or not they are ultimately acquired.

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•	We will not be required to reimburse Sentio Investments or its affiliates for any of their costs or expenses that are not directly attributable to our business, including without limitation (i) any personnel costs incurred by Sentio Investments to its employees, and (ii) any costs related to Sentio Investments’ rent, utilities and general overhead. We will be responsible for paying directly or reimbursing Sentio Investments for costs that are directly attributable to our business. Under the advisory agreement, Sentio Investments must restrict total operating expenses for the preceding four consecutive fiscal quarters, as determined at the end of each fiscal quarter, to the greater of 2% of the Company’s Average Invested Assets or 25% of the Company’s net income for such period (the “2%/25% Guidelines”), unless the independent directors committee determines that a higher level of expenses is justified, based on unusual and non-recurring factors. The independent directors committee will not approve any operating expenses (other than those determined to be justified based on unusual and non-recurring factors) if, in its reasonable discretion, the independent directors committee determines that such operating expenses, considered together with operating expenses previously approved for the relevant period, as well as estimated operating expenses for the remainder of the relevant period, would exceed the 2%/25% Guidelines.

•	Subject to compliance with the 2%/25% Guidelines, we will pay a financing coordination fee for services rendered by Sentio Investments in connection with the refinancing of any of our debt obligations in an amount equal to 0.5% of the gross amount of any such refinancing, provided however, that Sentio Investments will not be entitled to a financing coordination fee in connection with the refinancing of debt obligations secured by any particular asset that was subject to a refinancing in which Sentio Investments received a financing coordination fee within the immediately preceding three year period. Any such financing coordination fee will be payable to Sentio Investments upon the closing of the related refinancing.

•	Subject to compliance with the 2%/25% Guidelines, we will pay Sentio Investments a monthly asset management fee in an amount equal to one-twelfth of 1.0% of our assets under management, calculated on a monthly basis as of the last day of each month. Additionally, subject to compliance with the 2%/25% Guidelines, with respect to fiscal quarters in which distributions declared to stockholders and cash available for distribution for such fiscal quarter are each at least $0.125 per share, we will also pay Sentio Investments a quarterly bonus asset management fee equal to the lesser of (i) one-fourth of 0.15% of our assets under management, calculated on a quarterly basis as of the last day of the quarter, or (ii) $150,000.

•	If we retain Sentio Investments or one of its affiliates to manage or lease any of our properties, we will pay Sentio Investments or such affiliate a market-based fee in accordance with a separately negotiated property management, leasing and development agreement to be approved by the independent directors committee, which agreement may provide for fees similar to what other management or leasing companies generally charge for the management or leasing of similar properties, and which may include reimbursement for the costs and expenses Sentio Investments or its affiliates incurs in managing or leasing our properties.

Listing/ Liquidation Stage Fees and Expenses:

•	If Sentio Investments or one of its affiliates provides a substantial amount of the services (as determined by a majority of our directors, including a majority of our independent directors committee) in connection with the sale of one or more of our properties, other than a sale in connection with a transaction in which we sell, grant, convey or relinquish our ownership of all or substantially all of our assets, we would pay Sentio Investments or such affiliate at closing a disposition fee equal to the lesser of (i) 1.0% of the sales price of such property or properties, or (ii) one-half of the competitive real estate commission in light of the size, type and location of the property. The disposition fee may be paid in addition to real estate commissions paid to non-affiliates, provided that the total real estate commissions (including such disposition fee) paid to all persons by us for each property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate contract sales price of each property or (ii) the competitive real estate commission for each property.

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•	After we pay stockholders cumulative distributions equal to their aggregate invested capital plus a 7% cumulative, non-compounded return, Sentio Investments would be paid a subordinated participation of 10% of remaining cash flow from sales and refinancings.

•	Upon termination of the advisory agreement (other than due to a material breach of the Advisory agreement by Sentio Investments), Sentio Investments would receive a subordinated performance fee due upon termination. This fee would equal 10% of the amount by which (i) the sum of (A) the appraised value of our assets minus our liabilities on the date the advisory agreement was terminated, and (B) total distributions (other than stock distributions) paid to stockholders prior to termination of the advisory agreement (up to the amount of distributions necessary to provide a 7% cumulative, non-compounded return on invested capital), exceeded (ii) the sum of (A) aggregate invested capital, and (B) a 7% cumulative, non-compounded return on invested capital

•	In the event we listed our stock for trading on a national stock exchange, Sentio Investments would receive a subordinated incentive listing fee instead of a subordinated participation in net sales proceeds. This fee would equal 10% of the amount by which (i) the sum of (A) the market value of our common stock, and (B) all prior distributions (other than stock distributions) to stockholders (up to the amount of distributions necessary to provide a 7% cumulative, non-compounded return on invested capital), exceeded (ii) the sum of (A) aggregate invested capital, and (B) a 7% cumulative, non-compounded return on invested capital.

 Fee Credit

Subject to our rights of first refusal described below, Sentio Investments may advise other owners or prospective owners of assets in the healthcare sector and earn fees for such efforts. However, in the event that a third party owner contracts with Sentio Investments for the provision of advisory services, Sentio Investments will be required to reduce the fees that we pay pursuant to the advisory agreement as follows: (A) if the contractual fees to be paid by such third party owner to Sentio Investments are, on a percentage basis, greater than or equal to 90% of the corresponding or analogous fees charged to us, then Sentio Investments will reduce the amount of fees charged to us by a dollar amount equal to 50% of the corresponding or analogous fees actually paid to Sentio Investments by such third party owner; and (B) if the contractual fees to be paid by such third party owner to Sentio Investments are, on a percentage basis, less than 90% of the corresponding or analogous fees charged to us, then Sentio Investments will reduce the dollar amount of fees charged to us by an amount equal to 25% of the corresponding or analogous fees actually paid to Sentio Investments to such third party owner.

  Under the advisory agreement, Sentio Investments has granted us an irrevocable right of first refusal to acquire any investment opportunity in the healthcare sector identified by or on behalf of Sentio Investments until such time as we have made investments following the effective date of the advisory agreement in an aggregate amount of at least $20,000,000 plus the proceeds, if any, from the refinancing of property we own as of the effective date. During the period that such right of first refusal is effective, Sentio Investments will be obligated to present every investment opportunity involving the healthcare sector to us. If we decline to pursue an investment opportunity presented by Sentio Investments, or otherwise fail to complete the acquisition of such an investment opportunity within a prescribed time period, then, subject to applying the fee credit described above, Sentio Investments will have the right to pursue such investment opportunity in any manner it chooses and with any source of capital that it chooses.

Term and Termination

The advisory agreement with Sentio Investments has a one-year term.  The advisory agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.  The advisory agreement may be terminated by us or by Sentio Investments without cause and without penalty upon 60 days written notice to the other party.  Either party may terminate the agreement immediately in the event that the other party (i) commences bankruptcy or similar insolvency proceedings, or (ii) commits a material breach of the agreement which is not cured within 30 days after written notice from the non-breaching party, or which the non-breaching party reasonably determines cannot be cured within 30 days.

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Other Transactions involving Affiliates

Officer and Director Indemnification Agreements

On October 21, 2011, we entered into indemnification agreements with each of the members of our board of directors and Ms. Kaiser. We have agreed to indemnify and advance certain expenses to the indemnitees as provided for in the agreements and as otherwise permitted by Maryland law in effect on the date of the agreements. The Company has agreed to indemnify the indemnitees against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by her or on her behalf in connection with any proceeding unless it is established by clear and convincing evidence that (a) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that its conduct was unlawful.

We will not indemnify an indemnitee for any loss or liability unless all of the following conditions are met:  (i) the indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the company; (ii) the indemnitee was acting on behalf of or performing services for the company; (iii) with respect to the Board, such loss or liability was not the result of gross negligence or willful misconduct and with respect to the Officer, such loss or liability was not the result of negligence or misconduct; and (iv) such indemnification is recoverable only out of the company’s net assets and not from the company’s stockholders.

Furthermore, we will not indemnify the indemnitees:

•	for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for violations of securities laws;

•	if the proceeding was one by or in the right of the company and the indemnitee is adjudged to be liable to the company;

•	if the indemnitee is adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to either, whether or not involving action in the their corporate status;

We will not indemnify or advance expenses if a proceeding was brought by an indemnitee, unless:  (i) the proceeding was brought to enforce indemnification under the indemnification agreement, and then only with certain limitations, or (ii) the company’s charter or bylaws, a resolution of the stockholders entitled to vote generally in the election of the board of directors, or an agreement approved by the board of directors to which the company is a party, expressly provides otherwise.

If an indemnitee is, or is threatened to be, made a party to any proceeding, we will, without requiring a preliminary determination of her ultimate entitlement to indemnification, advance all reasonable expenses incurred by or on behalf of her in connection with certain proceedings and which relates to acts or omissions with respect to the performance of duties or services on behalf of the company. Such advance or advances will be made within ten days after the receipt by the company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding and may be in the form of, in the reasonable discretion of the indemnitee (but without duplication). Such statement or statements will reasonably evidence the expenses incurred by the indemnitee and will include or be preceded or accompanied by a written affirmation by her of her good faith belief that the standard of conduct necessary for indemnification by the company has been met and a written undertaking by or on behalf of the indemnitee.

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The indemnitee will submit to the company a written request with such documentation and information necessary to determine whether and to what extent she is entitled to indemnification. The officer of the company receiving any request will promptly advise the board of directors in writing that the indemnitee has requested indemnification. Upon written request for indemnification, a determination will promptly be made in the specific case. If it is so determined that the indemnitee is entitled to indemnification, payment to her will be made within ten days after such determination. Any expenses incurred by the indemnitee in so cooperating with the person, persons or entity making such determination will be borne by the company. We will pay the reasonable fees and expenses of independent counsel, if one is appointed.

The indemnification agreements will continue until and terminate on the later of (i) the date that the indemnitee has ceased to serve as a director, officer, employee or agent of the company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that she is or was serving in such capacity at the request of the company and (ii) the date that the indemnitee is no longer subject to any actual or possible proceeding.

The indemnification and advance of expenses provided by, or granted pursuant to, the indemnification agreements will be binding upon and be enforceable by the parties and their respective successors and assigns, will continue as to an indemnitee who has ceased to be a director, officer, employee or agent of the company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that she is or was serving in such capacity at the request of the company, and will inure to the benefit of the indemnitee and the indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Review of our Policies

The independent directors committee of our board of directors has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy

On April 29, 2011, we suspended our follow-on offering, dividend reinvestment program and stock repurchase program (except for repurchases due to death) because of the uncertainty associated with our consideration of various strategic alternatives to enhance value for stockholders. On October 18, 2011, we announced that the independent directors committee had suspended its analysis of strategic alternatives for the company and concluded that the company is well positioned as an investment program with a continued focus on healthcare real estate. We identified strategies in this evaluation process that we believe will enhance the company’s position and we are implementing operating changes designed to increase portfolio cash flow and increase shareholder value. In particular, the company will focus on portfolio performance, identifying investment and financing opportunities, implementing operational efficiencies and the potential for growth in the future. Given our strategic focus on operational efficiency, and the significant near-term costs that would be associated with organization and offering activities related to our follow-on offering, we currently believe that it is in the best interests of the company for the follow-on offering to remain suspended at present.

Acquisition and Investment Policies

Our objective is to acquire a long-term stabilized portfolio of real estate properties from the proceeds of this offering that consists of at least 50% core plus properties. We may also acquire value-added and opportunistic properties. We intend to acquire healthcare, industrial and net-leased retail properties. To date, our investments have focused in the healthcare sector.

Healthcare real estate includes a variety of products, including senior housing facilities, medical office buildings, hospital facilities, skilled nursing facilities and outpatient centers. In 2007, 18% of the GDP of the United States, was spent on healthcare needs, according to the National Coalition on Healthcare, and the aging US population is expected to continue to fuel the need for healthcare services. The over age 65 population of the United States is projected to grow 36% between 2010 and 2020, compared with 9% for the general population, according to the US Census Bureau. Presently, the healthcare real estate market is a fragmented, with a local or regional focus, offering opportunities for consolidation and market dominance.  A diversified portfolio of healthcare property types, minimizes risks associated with third-party payors, such as Medicare and Medicaid.

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Multi-tenant industrial properties generally offer a combination of both warehouse and office space adaptable to a broad range of tenants and uses, and typically cater to local and regional businesses. Multi-tenant industrial properties comprise one of the major segments of the commercial real estate market and tenants in these properties come from a broad spectrum of industries including light manufacturing, assembly, distribution, import/export, general contractors, telecommunications, general office/warehouse, wholesale, service, high-tech and other fields. These properties diversify revenue by generating rental income from multiple businesses in a variety of industries.

Net-leased retail real estate includes restaurant and retail petroleum properties. These real estate investments offer attractive returns while mitigating investor risk by targeting established brands, seasoned operators and locations priced at or below replacement costs. Extensive  pre-acquisition due diligence focuses on strong unit-level economics and in-depth market studies to categorize default risk. Credit enhancements, combined with aggressive risk and asset management, further mitigate investment risk.

Our advisor believes that investment opportunities in multi-tenant healthcare, industrial and net-leased retail properties are ordinarily not readily available to investors other than large institutional investors and experienced real estate operators with specialized knowledge, experience in specific geographic areas, industry expertise and established relationships with operators of these property types.

Although we intend to focus on acquiring and developing a portfolio of healthcare, industrial and net-leased retail properties, we may also invest in other real estate-related assets that we believe may assist us meet our investment objectives.  Our charter limits our investments in unimproved real property or mortgage loans on unimproved real property to 10% of our total assets, but we are not otherwise restricted in the proportion of net proceeds from this offering that we must allocate to investment in any specific type of property.  We do not expect to engage in the underwriting of securities of other issuers.

We may acquire “value-added” properties, which include properties that are currently under construction and/or have existing building structures in need of redevelopment, re-leasing or repositioning.  We may acquire properties with low occupancy rates or vacant properties when we believe our leasing or development efforts could add significant value.  We expect most of our value-added properties will be located in in-fill locations within our target markets with high barriers to entry.  We may seek to acquire a portion of our value-added properties through joint ventures with large institutional partners, but we are not obligated to do so.  Our value-added properties will employ moderate to high levels of indebtedness, which will be determined on a property-by-property basis.  Our long-term investment objective for investment in value-added properties is to develop and transform these properties into the same type of core plus property investments with low to moderate levels of permanent mortgage indebtedness as described above.

We also may acquire “opportunistic” properties. We define “opportunistic” properties primarily as unimproved land that we will develop. We will construct or develop the property through the use of third-parties or through developers affiliated with our advisor.  If an affiliated developer is used, we may coinvest with institutional investors. However, we have no agreements with institutional investors to acquire any opportunistic properties at this time. We will invest in opportunistic properties with a view of developing a core plus property. Similar to our value-added properties, we expect to incur a moderate to high level of indebtedness when acquiring opportunistic properties, but with the long-term goal of developing the property into a core plus property with a low to moderate level of permanent mortgage indebtedness. The development of properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. We may help ensure performance by the builders of properties that are under construction at the price contracted by obtaining either a performance bond or completion bond. As an alternative to a performance bond or completion bond, we may rely upon the substantial net worth of the contractor or developer or a personal guarantee provided by a high net worth affiliate of the person entering into the construction or development contract. Our opportunistic property acquisitions will generally be located in growth areas within our target markets.

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We believe that there are sufficient acquisition opportunities that meet our investment focus and that our current acquisition and investment policies continue to be best interests of our stock holders.

Borrowing Policy

Debt Financing. When we refer to debt financing, we are referring to all types of debt financing at fixed or variable interest rates or some combination of both. For our stabilized core plus properties, our long-term goal will be to use low to moderate levels of debt financing with leverage ranging from 50% to 65% of the value of the asset. For the value-added and opportunistic properties, our goal will be to acquire and develop or redevelop these properties using moderate to high levels of debt financing with leverage ranging from 65% to 75% of the cost of the asset. We may exceed these debt levels on an individual property basis. Once these value-added and opportunistic properties are developed, redeveloped and stabilized with tenants, we plan to reduce the levels of debt to fall within target debt ranges appropriate for core plus properties. While we seek to fall within the outlined targets on a portfolio basis, for any specific property we may exceed these estimates. While we do not expect to utilize debt financing in excess of 300% of our net assets (equivalent to 75% of the cost of our tangible assets), upon the vote of a majority of our independent directors, we will be able to temporarily exceed this debt limitation. It is likely that our debt financing will be secured by the underlying property, but it will not necessarily be the case each time. We may enter into interest rate protection agreements to mitigate interest rate fluctuation exposure if we believe the benefit of such contracts outweigh the costs of purchasing these instruments.

Other Indebtedness. We may also incur indebtedness for working capital requirements, tenant improvements, capital improvements, leasing commissions and, if necessary, to make distributions, including those necessary to maintain our qualification as a REIT for federal income tax purposes. We will endeavor to borrow such funds on an unsecured basis but we may secure indebtedness with properties if our independent directors committee determines that it is in our best interests.

Our advisor may also create an affiliated entity that will purchase properties using debt financing and hold them for us pending our ability to acquire the properties at a low to moderate level of indebtedness. Any properties that we purchase from the affiliated acquisition holding company will meet our core plus investment criteria and be approved by our independent directors committee. Our purchase price for the property would reflect the costs associated with holding the property. In no event will we acquire the property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Generally accepted accounting principles may require that the financial statements of the acquisition holding company be consolidated with our financial statements. If this is the case, assets and liabilities of the acquisition holding company will be reflected on our balance sheet. If there is no requirement that the acquisition holding company’s financial statements be consolidated with our financial statements, we may nevertheless be required to disclose information about the transactions of the acquisition holding company as off-balance sheet arrangements under the rules of the Securities and Exchange Commission.

Our charter limits our borrowings to 300% of our net assets (equivalent to 75% of the cost of our tangible assets) unless the excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report with an explanation from our independent directors of the justification for the excess borrowing. There is no limitation on the amount we may borrow for the purchase of any single property; however, as noted above, we will not borrow in excess of 300% of our net assets without the approval of our independent directors committee.

Disposition Policy

Our goal in selling properties is to achieve maximum capital appreciation, although we cannot guarantee that this objective will be realized. Our general policy is to sell our properties for all cash. When we sell a property, we may, under limited circumstances, lend the purchaser a portion of the purchase price, provided that the aggregate amount of all mortgage loans outstanding on the property, including the loan we may make to the purchaser, may not exceed 85% of the appraised value of the property as determined by an independent appraiser, unless substantial justification exists. Our disposition policy provides us with the flexibility to time and structure property sales in a manner that optimizes our investment return. For this reason, we believe the current disposition policy is in the best interests of our stockholders.

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Policy Regarding Working Capital Reserves

We do not intend to set aside offering proceeds for working capital purposes. Setting aside funds for this purpose would decrease the amount we can invest in real estate and hence reduce our opportunities to earn current income. We believe that proceeds from short-term borrowings and our cash flow from operations will be sufficient to meet our needs for working capital.

Policy Regarding Operating Expenses

We will not be required to reimburse our advisor or its affiliates for any of their costs or expenses that are not directly attributable to our business, including without limitation (i) any personnel costs incurred by our advisor to its employees, and (ii) any costs related to our advisor’s rent, utilities and general overhead. We will be responsible for paying directly or reimbursing our advisor for costs that are directly attributable to our business. Under our advisory agreement, our advisor must restrict total operating expenses for the preceding four consecutive fiscal quarters, as determined at the end of each fiscal quarter, to the greater of 2% of the Company’s Average Invested Assets or 25% of the Company’s net income for such period (the “2%/25% Guidelines”), unless the independent directors committee determines that a higher level of expenses is justified, based on unusual and non-recurring factors. The independent directors committee will not approve any operating expenses (other than those determined to be justified based on unusual and non-recurring factors) if, in its reasonable discretion, the independent directors committee determines that such operating expenses, considered together with operating expenses previously approved for the relevant period, as well as estimated operating expenses for the remainder of the relevant period, would exceed the 2%/25% Guidelines.

Liquidation or Listing Policy

We believe it is in the best interest of our stockholders not to list our common shares on a national exchange at this time. First, we remain in the property-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional properties so that the real estate portfolio can achieve greater size and diversification. Second, we believe it is more cost effective to remain unlisted and utilize our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the long-term benefits of completing the current offering and allowing the portfolio to mature. In making the decision of whether to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

Policy regarding Transactions with Affiliates

Our charter requires our independent directors committee to review and approve all transactions involving our affiliates and us. Prior to entering into a transaction with an affiliate that is not covered by our advisory agreement with our advisor, a majority of the independent directors committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. Furthermore, our independent directors committee must review at least annually our fees and expenses to determine that the expenses incurred are reasonable in light of our investment performance, our net asset value, our net income and the fees and expenses of other comparable unaffiliated REITs. In addition, our Code of Business Conduct and Ethics sets forth examples of types of transactions with related parties that would create conflicts of interest between the interests of our stockholders and the private interests of the parties involved in such transactions. Our directors and officers are required to take all reasonable action to avoid such conflicts of interest or the appearance of conflicts of interest. If a conflict of interest becomes unavoidable, our directors and officers are required to report the conflict to a designated ethics contact, which, depending on the circumstances of the transaction, would be either our chief executive officer, chief financial officer, or the chairman of our audit committee. The appropriate ethics contact is then responsible for working with the reporting director or officer to monitor and resolve the conflict of interest in accordance with our Code of Business Conduct and Ethics.

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March 15, 2012	The Independent Directors Committee of the Board of Directors
William Bloomer (Chairman), Romeo Cefalo, Barry Chase,
Steven Pearson, Ronald Shuck and James Skorhiem

ADDITIONAL INFORMATION

Stockholder Proposals

Any stockholder proposals for inclusion in our proxy materials for our 2013 annual meeting must be received by us no later than November 27, 2012. However, if we hold our annual meeting before April 9, 2013 or after June [8], 2013, then stockholders must submit proposals from inclusion in our 2013 proxy materials a reasonable time before we begin to print and send our proxy materials.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders must be submitted in accordance with our corporate bylaws. Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the annual meeting of stockholders, certain conditions set forth in Section 2.12 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. Accordingly, under our bylaws, a stockholder nomination or proposal intended to be considered at the 2013 annual meeting of stockholders must be received by us no earlier than October 28, 2012 and not later than November 27, 2012. Our Secretary will provide a copy of our bylaws upon written request and without charge.

We have adopted a process for stockholders to send communications to our board or directors. A description of the manner in which stockholders can send such communications appears above under “Communication with Directors”.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the annual meeting other than those identified in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

John Mark Ramsey
President and Chief Executive Officer

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APPENDIX A

AUDIT COMMITTEE CHARTER

SENTIO HEALTHCARE PROPERTIES, Inc.

CHARTER FOR THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

This Charter governs the operations of the Audit Committee of Sentio Healthcare Investments, Inc., a Maryland corporation (the “Company”). The Audit Committee shall review and reassess the Charter at least annually. The members of the Audit Committee shall be appointed by the Board of Directors and shall serve at the pleasure of the Board of Directors for such term or terms as the Board of Directors shall determine. The Audit Committee shall consist of at least three Directors, each of whom the Board of Directors has determined has no material relationship with the Company and each of whom is otherwise “independent” under the provisions of the NASAA Statement of Policy Regarding Real Estate Investment Trusts and the criteria set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934. At any meeting of the Audit Committee, a majority of the total number of members of the Audit Committee shall constitute a quorum. The Board of Directors shall also determine that each Audit Committee members is “financially literate,” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” as such qualifications are interpreted by the Board of Directors in its business judgment, and whether any member of the Audit Committee is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (the “SEC”). If the Board of Directors has determined that a member of the Audit Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management expertise.

Statement of Purpose

The purpose of the Audit Committee is to assist the Board of Directors by providing oversight of: (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the qualifications, performance and independence of the independent auditors, (iv) the annual independent audit of the Company’s financial statements, and (iv) the Company’s compliance with legal and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the committee, independent auditors, and management of the Company.

The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Resources and Authority

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities. The Audit Committee is empowered to investigate any matter brought to its attention within the scope of its responsibilities with full access to all books, records, facilities, and personnel of the Company and has the authority, without seeking approval of the Board of Directors or management, to select, retain, terminate, and approve the fees and other retention terms of outside counsel, or other experts for this purpose at the expense of the Company.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, and reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report of Form 10-Q. The Audit Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting and sound business risk practices and ethical behavior. It is not the duty of the Audit Committee to plan or conduct the audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles.

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The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate and they should remain flexible in order to best react to growth, changing conditions and circumstances.

(1)	The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company’s stockholders. The Audit Committee shall have the sole ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Further, the Audit Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations and will provide sufficient opportunity for the independent auditors to meet privately with the members of the Audit Committee.

(2)	The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exception for non-audit services that are approved by the Audit Committee prior to completion of the audit. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

(3)	The Audit Committee shall discuss with the independent auditors the overall scope and plans for their respective audits. Such discussion should include inquiry as to the “peer review” processes of the audit firm and any disciplinary action, litigation or other matters which would affect the auditor’s ability to issue their opinion. The Audit Committee shall obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company, and shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

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(4)	The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The chairperson of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

(5)	The Audit Committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs, including the Company’s Code of Conduct. The Audit Committee shall discuss with management and the auditors the three, four, or five “critical accounting policies” that have the greatest effect on the Company’s financial posture and review the activity in the Company’s reserves and other areas of the financial statements with management and the auditors.

(6)	The Audit Committee shall review significant events, transactions, reports or inquiries received from regulators or governmental agencies for their impact on the financial statements. The Audit Committee shall review with management applicable industry developments and the Company’s competitive position and strategy.

(7)	The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), as well as the auditor’s judgment about the quality, not just acceptability, of the Company’s accounting principles as applied in its financial reporting, and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The review shall also include the reasonableness of significant judgments made in the preparation of the financial statements, as well as the clarity of financial statement disclosures. In addition, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

(8)	The Audit Committee shall review with management and the independent auditors the management letter provided by the auditors, especially comments which require recommended changes or improvements in the Company’s accounting and reporting procedures or internal controls, and the Company’s response to that letter.

(9)	The Audit Committee shall review disclosures made by the Company’s chief executive officer and chief financial officer during their certification process for the Company’s reports on Form 10-Q and Form 10-K about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

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(10)	The Audit Committee shall develop a meeting planner to make sure that the Audit Committee meets its responsibilities outlined in this Charter.

(11)	The Audit Committee shall annually obtain written representations from management regarding its responsibility for the integrity of the internal control and financial reporting systems and processes, and its beliefs about the quality of controls and financial reports.

Structure and Meetings

The Audit Committee shall designate one member as its chairperson. The Audit Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee should meet separately periodically with management and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.

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APPENDIX B

COMPENSATION COMMITTEE CHARTER

SENTIO HEALTHCARE PROPERTIES, INC.

CHARTER FOR THE
COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Organization

This Charter governs the operations of the Compensation Committee of Sentio Healthcare Properties, Inc., a Maryland corporation (the "Company"), The Compensation Committee shall review and reassess the Charter at least annually. The Compensation Committee shall consist of at least two Directors appointed by the Board of Directors, each of whom will be an "independent director" as defined in applicable guidelines or listing requirements, a "non-employee director" within the meaning of Rule 16b-3 issued by the Securities and Exchange Commission ("SEC"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as amended. Each appointed Committee member will be subject to annual reconfirmation and may be removed by the Board of Directors (the "Board") at any time.

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Statement of Policy

The Compensation Committee's basic responsibility is to review the performance and development of Company management in achieving corporate goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Committee will oversee, review and administer all compensation, equity and employee benefit plans and programs.

Responsibilities and Processes

In carrying out its purpose, the Compensation Committee will have the following responsibilities and duties:

1.	Review annually and approve the Company's compensation strategy to ensure that employees of the Company are rewarded appropriately for their contributions to company growth and profitability.

2.	Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.

3.	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company's officers.

4.	Review and recommend compensation for non-employee members of the Board, including but not limited to the following elements: retainer, meeting fees, committee fees, committee chair fees, equity or stock compensation, benefits and perquisites.

5.	With sole and exclusive authority, make and approve stock option grants and other discretionary awards under the Company's stock option or other equity incentive plans to all persons who are Board members or officers.

6.	Grant stock options and other discretionary awards under the Company's stock option or other equity incentive plans to all other eligible Individuals. The Committee may delegate to one or more corporate officers designated by the Committee the authority to make grants to eligible individuals (other than any such corporate officer) who are not officers, provided that the Committee shall have fixed the price (or a formula for determining the price) and the vesting schedule for such grants, approved the form of documentation evidencing such grants, and determined the appropriate number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any corporate officers) to whom such authority is delegated shall regularly report to the Committee the grants so made. Any such delegation may be revoked at any time by the Committee.

7.	Amend the provisions of the Company's stock option or other equity incentive plans, to the extent authorized by the Board, and make recommendations to the Board with respect to incentive compensation and equity-based plans.

8.	Approve for submission to the stockholders stock option or other equity incentive plans or amendments thereto to the extent required by applicable rules of the SEC and applicable stock exchange or quotation system, if applicable.

9.	Oversee and periodically review the operation of all of the Company's employee benefit plans. Responsibility for day-today administration, including the preparation and filing of all government reports and the preparation and delivery of all required employee materials and communications, will be performed by company personnel.

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10.	Ensure that the annual incentive compensation plan is administered in a manner consistent with the Company's compensation strategy and the terms of such plan, including but not limited to the following: participation, target annual incentive awards, corporate financial goals, actual awards paid to officers, total funds reserved for payment under the plan, and potential qualification under IRS Code Section 162(m).

11.	Review matters related to management performance, compensation and succession planning and executive development for executive staff.

12.	Approve separation packages and severance benefits for officers to the extent that the packages are outside the ordinary plan limits.

13.	Have full access to the Company's executives and personnel as necessary to carry out its responsibilities.

14.	Obtain such data or other resources as it deems necessary to perform its duties, including but not limited to obtaining external consultant reports or published salary surveys, and engaging independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company's officers and other key employees.

15.	Have responsibility for the review and approval of all reports and summaries of compensation policies and decisions as may be appropriate for operational purposes or as may be required under applicable law.

16.	Review the Compensation Committee Charter from time to time and recommend any changes to the Board.

17.	Report to the Board on the major items covered at each Compensation Committee meeting.

Notwithstanding the foregoing, any action of the Compensation Committee, other than the grant of stock options or other discretionary awards under the Company's stock option or other equity incentive plans, may be subject to Board review and may be revised, modified or rescinded by the Board.

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EVERY STOCKHOLDER’S VOTE IS IMPORTANT

EASY VOTING OPTIONS:

VOTE ON THE INTERNET Log on to: www.proxy-direct.com Follow the on-screen instructions available 24 hours

VOTE BY TELEPHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours

VOTE BY MAIL Vote, sign and date your Proxy Card and return it in the postage-paid envelope

VOTE IN PERSON Attend Stockholders Meeting 189 South Orange Ave Suite 1700 Orlando FL 32801 on May 9, 2012
Please detach at perforation before mailing.

PROXY	SENTIO HEALTHCARE PROPERTIES, INC	PROXY

ANNUAL MEETING OF STOCKHOLDERS – MAY 9, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Sentio Healthcare Properties, Inc., a Maryland corporation (the “Company”), hereby appoints John Mark Ramsey and Sharon C. Kaiser, and each of them, the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 189 South Orange Ave., Suite 1700, Orlando, FL 32801, on May 9, 2012, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the meeting and instructs the proxies to vote as directed on the reverse side.

The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR” all nominees listed in Proposal 1 and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

VOTE VIA THE TELEPHONE: 1-800-337-3503

VOTE VIA THE INTERNET: www.proxy-direct.com

999 9999 9999 999

Note: PLEASE SIGN EXACTLY AS YOUR NAMES(S) APPEAR(S) ON THIS PROXY CARD. When signing as custodian, attorney, executor, administrator, Director, guardian, etc., please sign your title as such. Joint owners should each sign.

Signature

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ABOVE.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Sentio Healthcare Properties, Inc. Stockholder Meeting to Be Held on May 9, 2012.

The Proxy Statement for this meeting is available at: https://www.proxy-direct.com/shp23392

PLEASE SIGN, DATE AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

The Board of Directors recommends a vote “FOR” for all nominees listed in Proposal 1.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS IN THIS EXAMPLE: ■

Election of Director Nominees:				FOR	WITHHOLD	FOR ALL
				ALL	ALL	EXCEPT
01. William Bloomer	02. Romeo Cefalo	03. Barry Chase	04. Steven Pearson	☐	☐	☐
05. John Mark Ramsey	06. Ronald Shuck	07. James Skorheim

Instructions:

To withhold authority to vote for one or more (but not all) nominees, mark “For All Except” and write the nominee number(s) and/or name(s) on the line provided.

___________________________________________________________________________________

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ON THE REVERSE SIDE.

SHP_23392_030212